Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-201425) on Form S-3, Registration Statement (No. 333-196532) on Form S-3, and Registration Statement (No. 333-191473) on Form S-8 of United Insurance Holdings Corp. of our report dated March 1, 2016, relating to our audits of the consolidated financial statements, the financial statement schedules and internal control over financial reporting which appear in this Annual Report on Form 10-K of United Insurance Holdings Corp. for the year ended December 31, 2015.

/s/ RSM US LLP

Omaha, Nebraska
March 1, 2016